                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption 'Experts' in Registration Statement on Form S-11 and the related Preliminary Official Statement and Prospectus for the Offering of the Undivided Interests in the Loan Agreement between Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority and El Conquistador Partnership L.P. and to the use of our reports: (a) dated June 12, 1998 (except for the third, fourth and sixth paragraphs of Note 14, as to which the dates are July 13, August 3, and September 21, 1998, respectively) with respect to the Financial Statements of El Conquistador Partnership L.P.; (b) dated
June 11, 1998 (except for the second, third and fifth paragraphs of Note 7, as to which the dates are July 13, August 3, and September 21, 1998, respectively) with respect to the Balance Sheet of WKA El
Con Associates; and (c) dated October 2, 1998 with respect to the Balance Sheet of WHG El Con Corp; all of which are included in the Registration Statement on Form S-11 and the related Preliminary Official Statement and Prospectus of El Conquistador Partnership L.P., to be filed with the Securities and Exchange Commission on or about October 20, 1998.

                                          ERNST & YOUNG LLP

San Juan, Puerto Rico
October 16, 1998